EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made as of May 12, 2009 (the “Effective Date”), by and between Explorations Group, Inc., a Delaware corporation (the “Company”) and Robert E. McCann III (“Executive”), an individual residing at 18042 Cozumel Isle Drive, Tampa, Fl., 33647.

WHEREAS, the Company is in need of an executive with significant experience in operating a business to develop and sell biometric devices; and

WHEREAS, Executive has experience in such fields; and

WHEREAS, the Company wishes to engage Executive to serve as its Chief Executive Officer.

NOW THEREFORE, in consideration of the premises and the covenants contained herein, the parties hereby agree as follows:

1.  DUTIES AND POSITION.  During the term of this Agreement, Executive agrees to be employed by and to serve the Company as its Chief Executive Officer.  The Company agrees to employ and retain Executive in such capacity and Executive accepts and agrees to such employment, subject to the general supervision, advice and direction of the Chairman of the Company.  Executive shall perform such duties as are customarily performed by an executive in a similar position.  Executive shall devote substantially all of his business time to the performance of his duties as Chief Executive Officer.

2.  TERM OF EMPLOYMENT.

2.1  Initial Term of Employment.  This Agreement shall be effective as of the date first set forth above and shall continue for a period of two (2) years (the “Term”), unless sooner terminated pursuant to the provisions set forth herein.

2.2  Extension Terms.  The Term shall automatically be extended for up to two (2) consecutive one (1) year periods (each an “Extension Term”), unless the Company shall provide the Executive with notice of its intention not to extend this Agreement, no later than thirty (30) days prior to the expiration of the then-current Term

2.3 Place of Performance.  At the option of the Executive, Executive shall work out of his home office as reasonably requires  at the principal business offices of the Company, which are currently located in West Palm Beach, FL.

3.  SALARY, BENEFITS AND BONUS COMPENSATION.

3.1  Salary.  As payment for the services to be rendered by Executive, the Company agrees to pay to Executive a salary equal to no less than Two Hundred Forty Thousand ($240,000.00) Dollars per year, payable in such equal increments which are in accordance with the Company's payroll practices then in effect (the “Base Salary”).  Executive’s salary shall be reviewed by the Company’s Board of Directors in accordance with Company policies, and Executive shall be eligible for increases in salary and benefits as determined by the Company’s Board of Directors in its sole discretion; provided that, upon the commencement of each Extension Term, the Executive shall receive an increase in Base Salary of ten percent (10%).   In no event shall Executive’s Base Salary be reduced except with Executive’s consent, or, except as part of a salary reduction applicable to all senior management.

Notwithstanding anything to the contrary contained herein, Executive’s Base Salary shall accrue and not be paid until such time as the Company raises sufficient capital to pay Executive, as reasonably determined by the Company’s Board of Directors.

3.2  Bonuses.  Executive shall be eligible to receive (a) a “sign on” bonus of $50,000, payable only if and when, the Company receives an investment of not less than $1,000,000 from investors introduced to the Company by Executive, such investment to be upon terms acceptable to the Company in its sole discretion, and an additional bonus of $50,000, payable only if and when, the Company receives an additional investment of not less than $4,000,000 from investors introduced to the Company by Executive, such investment to be upon terms acceptable to the Company in its sole discretion, and (b) discretionary bonuses as determined by the Company’s Board of Directors, in accordance with the Company’s standard bonus policies and equal to or greater than the bonuses awarded to other similar employees of the Company for similar performance (the “Annual Bonus”). The Annual Bonus may be paid in the form of cash, shares of the Company’s common stock or any combination thereof as determined in the sole discretion of the Board of Directors.

3.3  Employee Benefits.  Executive shall be eligible to participate in all benefit plans generally available to employees who are executives of the Company including health, dental, life insurance, retirement, disability, stock and bonus compensation programs.

3.4  Expenses. Company will pay, or reimburse the Executive for, all ordinary and reasonable out-of-pocket business expenses incurred by Executive in connection with his performance of services hereunder in accordance with Company's expense authorization and approval procedures then in effect upon presentation to Company of an itemized account and written proof of such expenses.

3.5  Options.  Upon the execution hereof, Executive shall receive an incentive stock option (the “Sign On Option”) to purchase such number of shares of the Company’s Common Stock as constitutes two percent (2%) of the then-issued and outstanding shares of the Company’s Common Stock on the date on which the grant is made, at the market value of the Common Stock on the date on which the grant is made, which option shall be immediately vested. In addition, Executive shall receive a second option (the “Bonus Option”) to purchase such number of shares of the Company’s Common Stock as constitutes one percent (1%) of the then-issued and outstanding shares of the Company’s Common Stock on the date on which the grant is made, at the market value of the Common Stock on the date on which the grant is made, such option to vest upon the Company receiving an investment of not less than $5,000,000 from investors introduced to the Company by Executive, such investment to be upon terms acceptable to the Company in its sole discretion.

4.  TERMINATION.

4.1 Termination For Cause. The Company shall have the right to terminate this Agreement “For Cause”, at any time, by giving the Executive a notice of termination “For Cause”, stating in such notice the reasons constituting such cause; provided, however, that the Board of Directors of the Company shall, within a reasonable period after providing such notice, hold a meeting in which the Executive shall be present and shall be allowed to convey his opinion in the matter. Unless the Board elects to withdraw the notice of termination for cause as aforesaid, this Agreement shall be terminated upon the delivery of the notice of termination for cause to the Executive. For purposes hereof  "For Cause”: mean (a) habitual intoxication which materially affects the Executive's performance; (b) drug addiction; (c) Executive is found guilty of fraud, embezzlement, defalcation, dishonesty, or commission of an act of moral turpitude which results in either civil or criminal liability; (d) Executive’s intentional failure, or willful refusal without reasonable reason, to perform his duties under this Agreement or the reasonable and proper instructions of the Chairman, which breach or failure is not cured by Executive within fourteen (14) days following notice by the Company to Executive requiring remedy of such breach; (e) Executive deliberately causes harm to the Company’s business affairs or breaches his duty of trust or fiduciary duties to the Company or its affiliates; or (f) Executive breaches the confidentiality and/or non-competition provisions of this Agreement, provided, however, that with respect to a breach which is not material only to the extent that such breach was not cured within fourteen (14) days following notice by the Company to

Executive requiring remedy of such breach.  In the event that, this Agreement is terminated  by the Company “For Cause” the Company shall not have any further obligations or liability to Executive under this Agreement subsequent to the actual date of Executive’s termination.

4.2 Termination by Reason of Disability.  If, during the Term, Executive is determined by an examining physician to have failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a consecutive period of more than four (4) months, or an aggregate of more than six (6) months in a twelve (12) month period, the Company shall have the right to terminate Executive’s employment hereunder by notice to Executive.  Upon a termination by reason of disability, the Company shall pay to the Executive any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.

4.3  Death.  In the event of Executive’s death during the Term, Executive’s employment shall be deemed to terminate as of the last day of the month during which his death occurs.  Upon termination by death, the Company shall pay to Executive’s estate any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.

4.4  Voluntary Termination.  Executive may effect a voluntary termination of this Agreement at any time upon sixty (60) days notice to the Company.  In the event of a Voluntary Termination, the Company immediately shall pay any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.

5.  PAID TIME OFF. Executive shall accrue paid time off (“PTO”), not including sick leave and personal business days, on a monthly basis at the rate of 1.67 days per month.  Executive shall thereby be entitled to twenty (20) days of PTO during each year of employment.  Executive is ineligible to accrue PTO benefits while Executive is absent without pay including, but not limited to, unpaid leaves of absence.  The purpose of PTO is, among other things, to provide time for recreation and relaxation.  The Company encourages all of its employees to take accrued PTO each year.  Accordingly, the maximum PTO Executive will be permitted to accrue is twenty (20) days.  Once this cap on the accrual of PTO has been reached, no additional PTO will accrue until Executive has reduced the balance of her unused PTO accrued to less than twenty (20) days.  Thereafter, PTO will accrue on a prospective basis as long as Executive’s total accrual remains under the cap.  The Company reserves the right to compensate Executive for earned, unused PTO at any time in its sole discretion.  In addition, Executive shall be entitled to holidays with pay during each calendar year consistent with the holiday schedule generally applicable to management employees of the Company.

6.  NON-DISCLOSURE.

6.1  Non-Disclosure. The Executive recognizes and acknowledges that he will have access to certain confidential information of the Company and that such information constitutes valuable, special and unique property of the Company. The Executive agrees that he will not, for any reason or purpose whatsoever, during or after the term of his employment, use any of such confidential information or disclose any of such confidential information to any party without express authorization of the Company, except as necessary in the ordinary course of performing his duties hereunder. The obligation of confidentiality imposed by this subparagraph shall not apply to information which appears in issued patents or printed publications or which otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement.

6.2  Inventions, Designs and Product Developments.  All inventions, discoveries, concepts, improvements, formulas, processes, devices, methods, innovations, designs, ideas and product developments (collectively, the "Developments"), developed or conceived by Executive, solely or jointly with others, whether or not patentable or copyrightable, at any time during the Employment Term and all of the Executive's right, title and interest therein, shall be the exclusive property of the Company. The Executive hereby assigns, transfers and conveys to the Company all of his right, title and interest in and to any and all such Developments. Executive shall disclose fully, as soon as practicable and in writing, all Developments to the Board of Directors of the Company. At any time and from time to time, upon the request of the Company, the Executive shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Executive for all reasonable expenses the Executive incurs upon authorization of the Board of Directors of the Company.

6.3  Corporate Opportunities. In the event that during the Executive Term, any business opportunity directly related to the Company’s business shall come to Executive’s knowledge, Executive shall promptly notify the Company’s Chief Executive Officer of such opportunity. The Executive shall not appropriate for himself or for any other person other than the Company, any such opportunity, except with the express written consent of the Board of Directors, in advance.

6.4  Survival.  The provisions of this Section 6 shall survive the termination of this Agreement.

7.  NON-COMPETITION. The Executive agrees that during the term of this Agreement and for a period of one (1) year thereafter, the Executive shall not, unless acting pursuant hereto or with the prior written consent of the Board of Directors of the Company, directly or indirectly:

(a)  solicit business from or perform services for, any persons, company or other entity which at any time during the Executive's employment by the Company is a client, customer of the Company or prospective customer of Company if such business or services are of the same general character as those engaged in or performed by the Company (as used herein, the term “prospective customer” shall mean any persons, company or other entity with which the Company had conducted sales or marketing activities within the prior six (6) months);

(b)  solicit for employment or in any other fashion hire any of the senior management of the Company;

(c)  own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, Executive, partner, principal, agent, representative, consultant or otherwise with any business or enterprise engaged in the same or similar lines of business in which the Company and its subsidiaries are currently engaged or have an intention to enter into within a one (1) year period (the “Business”);

(d)  use or permit his name to be used in connection with, any business or enterprise engaged in the Business; or

(e)  use the name of the Company or any name similar thereto, but nothing in this clause shall be deemed, by implication, to authorize or permit use of such name after expiration of such period;

provided, however, that this provision shall not be-construed to prohibit the ownership by the Executive of not more than 3% of any class of the outstanding equity securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934. In the event that the provisions of this Section should ever be adjudicated to exceed the time, geographic, service or product limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service or product limitations permitted by applicable law.

(f)   The provisions of this Section 7 shall survive the termination of this Agreement.

8.  COMPLIANCE WITH EMPLOYER’S RULES. The employment relationship between the parties shall be governed by the general employment policies and procedures of the Company, including (but not limited to) those relating to the protection of confidential information and assignment of inventions; provided, however, that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.  Executive agrees to abide by all of the Company’s policies and procedures in effect from time to time.

9.  RETURN OF PROPERTY.  Upon termination of Executive’s employment, Executive shall deliver all property (including keys, records, notes, lists, data, memoranda, models, and equipment) that is in the Executive’s possession or under the Executive’s control which is the Company’s property or related to the Company’s business.

10.  MISCELLANEOUS.

10.1  Notices.  Every notice or other communication required or contemplated by this Agreement by either party shall be delivered to the other party at the address set forth on the signature page below by: (i) personal delivery and deemed given upon delivery; (ii) postage prepaid, return receipt requested, registered or certified mail and deemed given five (5) days after deposit with the United States Postal Service or; (iii) internationally recognized express courier, such as Federal Express, UPS or DHL and deemed given upon delivery.  Either party may change its or his address for notice from time to time by providing written notice in the manner set forth above.

10.2  Attorney Fees.  In the event that any action, suit or other proceeding at law or in equity is brought to enforce the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, then all reasonable expenses, including, but not limited to, reasonable attorneys’ fees and disbursements (including those incurred on appeal) of the Company in such action, suit or other proceeding shall (on demand of the Company) forthwith be paid by Executive.  If such action results in a judgment in favor of Executive, then all reasonable expenses, including but not limited to, reasonable attorney’s fees and disbursements (including those incurred on appeal) of Executive in such action, suit or other proceeding shall (on demand of Executive) forthwith be paid by the Company.

10.3  Entire Agreement.  This Agreement supersedes all prior agreements, and the terms set forth herein represent the entire understanding and agreement between the Company and Executive regarding compensation, employment, status and position.  It is further understood that the Company’s policies, procedures and rules may be amended or changed at any time by the Company.

10.4  Amendment.  This Agreement may be modified or amended only if the amendment is made in writing and is signed by both parties.  This Agreement cannot be altered in any way by any oral statement(s) made by Executive or the Company.

10.5  Severability.  If any provision(s) of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision(s) of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

10.6  No Waiver.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right subsequently to enforce and compel strict compliance with every provision of this Agreement.

10.7  Applicable Law.  This Agreement shall be governed by the laws of the State of Florida without regard to conflict of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY By: /s/David Coriaty_________ David Coriaty, Chariman	EXECUTIVE /s/Robert E. McCann III___________ Robert E. McCann III